EXHIBIT 10.23

SERVICE AGREEMENT

This Agreement, dated as of February 1, 2008 is entered into by Rivertek Medical Systems, Inc., a Minnesota Corporation with offices located at 3550 Lexington Ave. No. #209, St. Paul, MN 55126 (hereinafter referred to as “Rivertek”), and Scivanta Medical Corporation, a Nevada Corporation with offices located at  215 Morris Avenue Spring Lake, NJ 07762, (hereinafter referred to as “Scivanta”),

RECITALS

1.	Rivertek has expertise in providing services of the types described in Exhibit A (“Services”).
2.	Scivanta has the need for such Services.
3.	Rivertek desires to provide Scivanta with personnel to provide such Services.
4.	Scivanta desires to have personnel of Rivertek available to provide such Services.

AGREEMENT

Article I

Definitions

Section 1.01. Employees.  Individuals who perform Services for and on behalf of Rivertek in an employer-employee relationship to Rivertek.

Section 1.02. Consultants.  Individuals who perform Services for or on behalf of Rivertek in the capacity of an independent Consultant to Rivertek.

Section 1.03. Person or Personnel.  Both Employees and Consultants.

Section 1.04.  Confidential Information means all confidential data, specifications,

ideas, know-how, designs, code, writings, technology, plans and other information of Scivanta and its Clients, or of another person which have been entrusted to Rivertek.  Results (as defined below) generally are Confidential Information.

Section 1.05.  Scivanta Materials means all physical embodiments of Confidential Information (such as in documents or computer tapes, or physical objects such as prototypes or models), and all other Scivanta physical property (such as hardware, equipment, supplies and tools).

Section 1.06.  Rights means ownership of intellectual property rights (patents, patent applications, copyrights, trademarks, service marks, mask work rights, “moral rights,” and trade secrets) in Confidential Information and in Results.  If “moral rights” cannot legally be transferred to Scivanta, where this Agreement requires transfer of “moral rights” to Scivanta, this shall be construed to require the owner of the “moral rights” to waive them and to consent to any Scivanta action which would violate the “moral rights.”

Section 1.07.  Results means all results of the Services including all data, ideas, information, tangible results, all documentation, and all Technology/Writings.

Section 1.08.  Technology/Writings means any aspect of the Results in which one can have Rights (e.g., inventions/patents; working of authorship/copyrights; know-how/trade secrets).

Article II

Services by Rivertek

Section 2.01. Services Provided.  During the term of this Agreement, Rivertek shall provide as requested by from time-to-time Services as described in Exhibit A and such additional Services requested by Scivanta.  For all services requested of Rivertek, Scivanta shall submit to Rivertek written instructions describing the requested services.  The terms set forth in the written instructions not inconsistent with the terms of this Agreement, if accepted by Rivertek, shall then form a part of this Agreement.  The terms of this Agreement shall control between inconsistent terms of written instructions and this Agreement.

Section 2.02. Where Provided.  Services shall be performed by Personnel at Rivertek’s, Scivanta’s, or authorized supplier facilities, unless otherwise agreed to by Rivertek and Scivanta.

Article III

Assignment and Release of Personnel

Section 3.01. Assignment.  Rivertek shall select Personnel to perform Services for Scivanta who are qualified to perform the requested Services, and when requested, by Scivanta shall submit their names and qualifications to Scivanta.  Scivanta shall review the Personnel qualifications and conduct interviews of those Personnel where appropriate to determine their suitability for the job, after which Scivanta will accept or reject such Personnel.

Section 3.02. Release of Personnel.  After acceptance of a Person to perform Services, Scivanta may release such Person from performing Services at any time, with or without cause, upon five (5) working days prior notice to Rivertek; provided, however, Scivanta may release any Person without prior notice to Rivertek if, in Scivanta’s opinion, such Person does not perform satisfactorily, does not comply with Scivanta’s security requirements or other rules and regulations applicable to the conduct of Rivertek’s Personnel, or for other good cause relating to the performance of Services by such Person.

Section 3.03. Withdrawal.  After acceptance of a Person to perform Services, Rivertek may withdraw such Person from performing Services on ten (10) working days prior written notice to Scivanta; provided, however, Rivertek uses its best efforts to provide Scivanta with a replacement Person acceptable to Rivertek.

Article IV

Charges and Payment

Section 4.01. Charges.  Charges for Services shall be on a time incurred basis as set forth in the Exhibit A to this Agreement and the Exhibit A rates shall be fixed for one year following execution of this agreement.  Rivertek shall have the right to adjust Exhibit A rates on a yearly basis by providing a revised Exhibit A to Scivanta.  Personnel subject to overtime payments after forty (40) hours worked in a given week will have their overtime hourly rate specified.  Travel costs shall not be billed at higher than Coach class rates (or, if lower, the fare actually paid)  An itemization of expenses shall be included with each invoice.

Section 4.02. Invoices.  Rivertek shall submit invoices weekly to Scivanta for Services rendered, for items purchased, and authorized expenses incurred.  Invoices shall be sent to Scivanta at 215 Morris Avenue Spring Lake, NJ 07762, Attention: Thomas Gifford.  Each invoice will show the name and number of hours for each Person who performed Services during the invoice period and, for equipment supplied by Rivertek, the type of equipment and hours used.  All invoices shall reference Rivertek’s Purchase Order Number.

Section 4.03. Payment.  Invoices shall be payable thirty (30) days from receipt.

Section 4.04. Supporting Documentation.  Scivanta, upon request, shall be permitted to inspect all time reports and similar documentation in Rivertek’s possession and control relating to Services provided pursuant to this Agreement.

Article V

Rivertek Personnel

Section 5.01. Personnel of Rivertek.  The relationship of Rivertek to Scivanta shall be independent contractor.  Rivertek and Scivanta acknowledge and agree that although Personnel performing Services may at some times perform those Services under the general direction of Scivanta, such Personnel shall at all times and for all purposes be deemed Employees of or Consultants to Rivertek and not employees of Scivanta.  Rivertek shall advise all Personnel of this fact.

Section 5.02. Wages and Salaries.  Rivertek shall be responsible for all contract obligations it may have with its Consultants, for the payment of all wages and salaries payable to Employees, and the cost of providing Employees with any fringe benefits to which they are entitled by reason of being employed by Rivertek.  Rivertek shall be responsible for withholding payroll taxes from the wages and salaries paid to Employees and the payment of such payroll and employer taxes to government agencies.  Rivertek shall also provide workman’s compensation insurance, unemployment insurance and any other insurance required by statute in respect of Employees provided hereunder

Section 5.03.  Pass-through of Obligations.  Rivertek shall have a written agreement in place with each Person defining the Rivertek/Person relationship in such a way, and imposing any indicated obligations on the Person, to give Rivertek rights against such Person sufficient to enable Rivertek to comply with its obligations to Scivanta under Article VI and Article VIII.  For example, the Person must agree that Rivertek (or Rivertek’s client directly) is the owner of all Rights, so Rivertek can assign the Rights to Scivanta.

Section 5.04. Non-Solicitation.   During this Agreement, neither party shall solicit any personnel of the other party to leave in order to become an employee or consultant of the first party.  Offers to the public or the trade generally shall not constitute solicitation.

Article VI

Property Rights of Scivanta

Section 6.01. Confidentiality.  Rivertek acknowledges that Personnel will have access to confidential information while performing Services pursuant to this Agreement.  Rivertek, for itself and its Personnel, agrees to maintain the confidentiality of such confidential information and to not disclose it to third parties or Personnel of Rivertek other than those Personnel who have a need to have such confidential information to perform Services, without prior written consent of Scivanta.

Section 6.02. Use of Scivanta Property.  Neither Rivertek nor any Person shall use for their benefit, or for the benefit of any person or entity other than Scivanta, any confidential information or Scivanta materials.

Section 6.03.  Returnability.  Rivertek Personnel and Rivertek shall have no ownership or license rights in any Confidential Information (including Results) or Scivanta Materials or related Rights.  Upon completion of the Services, Rivertek shall return to Scivanta all copies and originals of Scivanta Materials, and all copies and originals of all notes, documents or other materials created by Rivertek Personnel embodying or reflecting any of the foregoing.

Section 6.04.  Ownership of Rights.  All Rights in all Results shall be the sole property of Scivanta.  Rivertek hereby assigns (and agrees to assign) to Scivanta all such Rights.  Furthermore, it is agreed that all works of authorship within the Results are works made for hire.

Section 6.05.  Cooperation in Assignment/Enforcement of Rights.  Rivertek (for it and its Personnel) agrees to provide all reasonable assistance to Scivanta in obtaining, maintaining, defending and enforcing Rights, in the name of (or transferred to) Scivanta, with respect to the Results.

Section 6.06.  Disclosure.  Rivertek shall promptly disclose to Scivanta, Results which Rivertek in good faith believes are material to Scivanta, and agrees to conform to Rivertek’s Engineering and Product Development Procedures, including those relating to the delivery of results.  Rivertek shall promptly disclose to Scivanta all inventions of Personnel for which, to Rivertek’s knowledge, any patent application relating to the subject matter of the Services is filed and for which a conception and/or reduction-to-practice date earlier than 6 months after a Person’s final date of providing Services under this agreement.  Such disclosure shall be kept confidential by Scivanta unless Scivanta is the true owner of the Rights to the invention.

Section 6.07. Originality Warrant.  Rivertek warrants to the best of its knowledge that all technology/writings created by Personnel shall be original creations for Scivanta for hire and shall not knowingly infringe any U.S. rights of a third party.

Article VII

Term and Termination

Section 7.01. Effective Date.  This Agreement shall be effective February 1 2008, and shall continue in effect until January 31, 2009 unless it is earlier terminated by either party upon giving the other party not less than seventy-two (72) hours prior written notice of termination.  The obligations in Article V shall survive the termination of this Agreement.

Article IX

Miscellaneous

Section 9.01. Notices.  Written notices required or permitted hereunder shall be deemed to have been delivered if sent by first class mail, postage prepaid, to the following addresses or such other address as may be designated by a party:

If to Rivertek:

Rivertek Medical Systems, Inc.
3550 Lexington Ave. No.
#209
St. Paul, MN 55126
Attn:  Managing Director

If to Scivanta:
215 Morris Avenue
Spring Lake, NJ 07762
Attn: Thomas S. Gifford
Executive Vice President and CFO.

Section 9.02. Insurance.  Rivertek shall maintain liability insurance providing coverage for personal injury (including death) and property damage caused by any negligence or intentional act or omission or Rivertek, its directors, officers, employees or agents.

Section 9.03. Disclaimer of Agency.  This Agreement shall not make either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other party except as expressly set forth in this Agreement.  Each party agrees that it will not attempt to assume, create, or incur any such liability or obligation against or in the name of or on behalf of the other party.

Section 9.04. Entirety of Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter contained herein and merges all prior discussions between them, and neither party shall be bound by any representation other than as expressly stated in this Agreement, or by a written amendment to this Agreement signed by authorized representatives of both parties.

Section 9.05. Non-Waiver.  The failure of either party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be constructed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

Section 9.06. Headings.  The headings contained in this Agreement have been added for convenience only and shall not be constructed as limiting.

Section 9.07. Severability.  In the event any term of this Agreement is or becomes or is declared to be invalid or void by any court of competent jurisdiction, such term or terms shall be construed in such a way as to make them valid and enforceable to the maximum extent possible in such a way as to make effective the parties expressed intent insofar as possible, and all the remaining terms of this Agreement shall remain in full force and effect.

Section 9.08. Governing Law.  The validity, performance and construction of this Agreement shall be governed by the laws of the State of New Jersey.  The parties hereby agree that any dispute relating to this Agreement shall be subject to the jurisdiction of the courts within the State of New Jersey.

Section 9.09. Assignment.  Neither this Agreement nor the rights and obligations arising hereunder may be assigned or transferred by either party without the prior written consent of the other party.  Any attempted assignment in violation of the preceding sentence shall be null and void.

Section 9.10. Equitable Remedies.  Rivertek acknowledges Scivanta will suffer serious, irreparable harm if Rivertek violates this Agreement, and that damages would not be an adequate remedy for the breach.  Therefore, in the event of any such breach, in addition to other available remedies, Scivanta shall have the right (without being required to post any bond or other security) to obtain temporary, preliminary and/or permanent injunctive relief and/or specific performance.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed, effective as of the latter of the two dates set forth below.

Rivertek Medical Systems, Inc.

By:	/s/ Dennis G. Hepp
Dennis G. Hepp
Managing Director

Date: January 31, 2008

Scivanta Medical Corporation

By:	/s/ Thomas S. Gifford
Thomas S. Gifford
Executive Vice President and CFO

Date: February 1, 2008

EXHIBIT A TO SERVICE AGREEMENT BETWEEN
RIVERTEK MEDICAL SYSTEMS, INC. AND SCIVANTA MEDICAL
CORPORATION.

DATED: February 1, 2008

1.	Description of Services: Investigation and analysis of designs, products, processes, procedures, schedules and personnel on behalf of Scivanta.

2.
Acceptance Criteria:  The Services shall not be considered complete until accepted by Scivanta in accordance with established specifications, government regulations, and accepted industry development practices.

3.
Expected Duration of Services:  Rivertek shall begin the Services on or about February 1, 2008, and will continue to provide services on an as-requested basis through March 30, 2008.  Rivertek will be notified of Scivanta’s need for services, and the expected duration of those services when the work is available.

4.	Schedule of Charges: This is a time and materials contract. Charges for personnel will be billed at the following rates:

Dennis Hepp                                     Senior Program Manager                                                                $150.00/Hr

Rivertek Medical Systems, Inc.

By:	/s/ Dennis G. Hepp
Dennis G. Hepp
Managing Director

Date: January 31, 2008

Scivanta Medical Corporation

By:	/s/ Thomas S. Gifford
Thomas S. Gifford
Executive Vice President and CFO

Date: February 1, 2008